Exhibit 99.3

Supplemental Financial Information

May 2, 2017

Document reference information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the Form 8-K furnished to the Securities and Exchange Commission website at sec.gov.

2017 First Quarter Summary Results

(First quarter 2017 versus same period in the prior year. In millions, except per share amounts.)

	First Quarter 2017			First Quarter 2016
	ZAGG	mophie	Consolidated	ZAGG	mophie	Consolidated
Net Sales	$57.1	$35.8	$92.9	$54.8	$7.6	$62.4
Gross Margin	$24.3	$4.3	$28.6	$22.8	$0.9	$23.7
Gross Margin %	43%	12%	31%	42%	12%	38%
Net Loss			$(6.1)			$(3.3)
Diluted Loss per Share			$(0.22)			$(0.12)
Adjusted EBITDA			$2.7			$5.1

Sales by Category

	First Quarter
	2017	% Total	2016	% Total
Screen Protection	$42.8	46%	$40.8	65%
Power Cases	$22.4	24%	$5.2	9%
Power Management	$15.6	17%	$3.4	5%
Keyboards	$6.0	6%	$7.4	12%
Audio	$5.9	6%	$5.1	8%
Other	$0.2	1%	$0.5	1%

Sales by Region/Channel

	First Quarter
	2017	2016	% Growth
Domestic	$78.4	$54.9	43%
International	$14.5	$7.5	93%
Retail	$79.7	$53.0	50%
Online	$9.9	$5.6	77%
Franchise & Kiosks	$3.3	$3.8	(11)%

2017 First Quarter Results

(All comparisons are 2017 consolidated versus 2016 consolidated, unless otherwise noted)

Net sales

As of March 31, 2017 versus prior year period; all $ in millions

●	Net sales increased 49% to $92.9 million, compared to $62.4 million due primarily to:

●	three months of mophie business unit net sales of $35.8 million as compared to one month in 2016, and
●	an increase of 4% in the ZAGG business unit net sales to $57.1 million, driven by growth in screen protection sales mophie market share

Source: The NPD Group, U.S. Retail Tracking Service, Cell Phone Device Protection, Charging Case, November, 2016 through March, 2017; Mobile Power, Charger Type: Portable Power Packs, November, 2016 through March, 2017.

●	mophie gained 24 points of dollar market share in the Battery Case category since November 2016, the month prior to the launch of the juice pack for the iPhone7 and 7 Plus
●	mophie powerstations gained 12 points of market share in the Portable Battery Pack category from December 2016 to March 2017

Gross profit/margin

●	Gross profit increased to $28.6 million, compared to $23.7 million reflecting:

●	three months of contribution from the mophie business unit, and
●	increased sales and improvement in gross profit margins for the ZAGG business unit

●	Gross profit margin declined to 31% from 38% due primarily to:

●	A higher mix of lower margin mophie sales associated with three months of sales in 2017 compared to one month of sales in 2016
●	This decrease was partially offset by an 87 basis points of improvement in ZAGG business unit gross profit margin

Operating expense/margin

●	Operating expense increased to $35.3 million compared to $27.4 million, primarily attributable to the following:

●	The inclusion of three months of mophie operating expenses,
●	a non-cash charge of $2.0 million associated with the impairment of a patent, and
●	increased legal and travel expense.

●	Operating expense margin improved to 38% of net sales, as compared to 44% due to better leverage on higher net sales.

Net loss / loss per share

●	Net loss was $(6.1) million compared to net loss of $(3.3) million
●	Loss per share was $(0.22) (on 28.1 million shares) compared to loss per share of $(0.12) (on 27.7 million shares)

Unaudited supplemental data: Adjusted EBITDA and Adjusted Net Loss

Adjusted Net Loss

In connection with the acquisition of mophie in March 2016, the Company incurred certain incremental transaction-related expenses (including restructuring), amortization of mophie acquired intangibles, the fair value write-up of mophie inventory related to the acquisition, and mophie employee retention bonus. Adjusted Net Loss and Adjusted Loss per Share exclude the effect of these charges

Adjusted Net Loss was $(3.3) million or $(0.12) per share compared to adjusted net loss of $(0.8) million or $(0.03) per diluted share

Adjusted EBITDA

Consolidated Adjusted EBITDA was $2.7 million compared to $5.1 million.

Balance Sheet Highlights (as of March 31, 2017)

(All balance sheet comparisons are versus December 31, 2016, unless noted.)

(In millions, excluding DSOs and Inventory turns.)	March 31, 2017	December 31, 2016
Cash and Cash Equivalents	$4.3	$11.6
Account Receivables	$60.2	$83.8
Inventory	$75.7	$72.8
Total Debt	$59.4	$51.6
Line of Credit	$40.6	$31.3
Term Loan	$18.8	$20.3
DSOs	58	67
Inventory Turns*
ZAGG business unit	8.3X	8.7X
mophie business unit	3.5X	3.3X

 *Inventory turns defined as trailing 12 month sales divided by period-end inventory

Total Debt

●	The Company has effectively managed its outstanding debt balance, which was reduced from a high of $86.9 million in April 2016 to the quarter-end balance of $59.4 million

2017 Business outlook

The Company reiterated annual guidance for 2017 as follows:

●	Net sales of $470 - $500 million
●	Gross profit margin as a percentage of net sales in a range of low to mid 30’s
●	Adjusted EBITDA of $71 - $75 million
●	Annual effective tax rate of approximately 39%

*Growth on consolidated

*Growth on consolidated

Notes to Adjusted EBITDA Bridge

Sales growth drivers:

●	ZAGG business unit: Expanded domestic market distribution into new channels and new retail accounts
●	mophie business unit: 12 months of sales versus 10 months, and reduction in sales returns and discounts
●	ZAGG/mophie

○	Strong international growth
○	New 2017 ZAGG/mophie product launches
○	New OEM device launches

Operating performance: S&OP improvement – primarily mophie inventory optimization as a result of improved new product launches, forecasting, and supply chain efficiencies

Synergies: An additional $8.0 million in 2017 – lower headcount, office consolidation, and supply chain efficiencies

Non-GAAP Financial Disclosure

ZAGG regularly discloses Adjusted EBITDA and Adjusted Net Income, non-GAAP metrics, in its financial releases. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP disclosures. An explanation of ZAGG’s use of this non-GAAP financial measure and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG’s press release today, which can be found at investors.ZAGG.com.

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, mophie employee retention bonus, and the loss on disputed mophie purchase price), Adjusted Net Income (earnings before mophie transaction costs, mophie fair value inventory write-up related to acquisition, amortization from mophie acquired intangibles, mophie restructuring charges, mophie employee retention bonus, and impairment of intangible asset – all net of tax) and Adjusted Earnings/Loss per Share (Adjusted Net Income/Loss divided by weighted average shares outstanding) contained in this release are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA and Adjusted Net Income/Loss because we believe that they are helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG’s products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for (or recalls or withdrawals of) new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, specifically including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories, including certain mophie products; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; (k) adoption of or changes in accounting policies, principles, or estimates; and (l) the resolution of the dispute over the acquisition date value of the mophie net working capital accounts with the former mophie shareholders. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG’s most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.